Mir Huculak Law Office

#807 - 938 Howe Street, Vancouver, B.C., Canada V6Z 1N9
Telephone: 604.331-2505 Fax: 604.331-2515

e-mail: huculak@smartt.com

December 26, 2010

Confirmation:

Mir Huculak Law Office, of Vancouver, British Columbia, Canada, agrees to receive subscription checks or wire transfers on behalf of Farmacia Corp. until a minimum of $40,000.00 US is received. After the subscription is closed and Mir Huculak Law Office is notified of the same, Mir Huculak Law Office will transfer the subscription moneys received to Farmacia Corp. bank account at Wells Fargo Bank, 3101 Woburn Street, Bellingham, Washington 98226.

If Farmacia Corp. is unable to raise a minimum of $40,000 US in 270 days after the SEC registration statement becomes effective, Mir Huculak Law Office will return all subscription moneys received by it forthwith thereafter.

Mir Huculak Law Office